Exhibit 10.2
CONFIDENTIAL
TRADEMARK LICENSE AGREEMENT
     THIS TRADEMARK LICENSE AGREEMENT (the “Agreement”) is effective as of January 28, 2011 (the “Effective Date”) by and between Wright Medical Technology Inc., a Delaware corporation located at 5677 Airline Road, Arlington, Tennessee, 38002 (“Licensor”) and KCI Medical Resources, an unlimited company organized and existing under the laws of Ireland, but resident in the Cayman Islands, with its principal place of business located at Zephyr House, Mary Street, P.O. Box 709 GT, Grand Cayman, Cayman Islands (“Licensee”).
     WHEREAS, Licensor is the owner of all right, title and interest in, to and under the marks listed on Exhibit A attached hereto and any variants thereof and any application and registrations therefor, together with any foreign counterparts thereof (the “Licensed Marks”);
     WHEREAS, Licensee is desirous of using the Licensed Marks identified in the attached Exhibit A in connection with its wound care business;
     NOW THEREFORE, for and in full consideration of the mutual promises contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties mutually agree as follows:
1. License Right Granted.
     A. Licensor hereby grants to Licensee, and Licensee accepts, upon the terms and conditions set forth herein, a non-transferable, non-sublicensable, [***] license (the “License”) to use the Licensed Marks in connection with the marketing, sale, distribution and provision of any of Licensee’s soft tissue graft containment products, excluding all such products that are [***], commercialized in the Wound Care Field (the “Licensed Goods”). The “Wound Care Field” shall mean the care and treatment of acute, surgical, and chronic wounds, such as, by non-limiting example, diabetic foot ulcers, venous leg ulcers, and pressure ulcers. Subject to the provisions of Section 3 below, Licensee may change the branding of any of its products in the Wound Care Field without the consent of Licensor. Any use by Licensee of the Licensed Marks outside of the Wound Care Field or in connection with soft tissue graft containment products that are [***], shall require prior written approval of Licensor, which consent may be withheld by Licensor for any reason in its sole discretion. Any use by Licensor of the Licensed Marks inside of the Wound Care Field or in connection with soft tissue graft containment products that are [***] shall require prior written approval of Licensee, which consent may be withheld by Licensee for any reason in its sole discretion. Subject to the provisions of Section 10 below, Licensee’s rights to use the Licensed Marks shall extend beyond the end of the royalty period.
B. Licensor shall not promote, market, solicit or otherwise participate in the sale of soft tissue graft containment products in the Wound Care Field during the period from June 30, 2011, until [***]; provided, however, that Licensee acknowledges that Licensor shall have the right to continue to promote, market, solicit or otherwise participate in the sale of current and future products based on its [***] platform currently marketed and sold under the name Biotape (the “WMT Porcine Platform”) to the hospital market, provided that Licensor will not, and will not permit, authorize, or license any third party to, begin commercial sales of any new products based on the WMT Porcine Platform (i.e. products not sold by Licensor as of the Effective Date) that are specifically indicated for the Wound Care Field to the hospital market prior to the [***] anniversary of the Effective Date (the “Exclusion Period”). For the avoidance of doubt, the “hospital market” shall not

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include the post acute wound care market, including, without limitation, wound care facilities, outpatient facilities, or ambulatory surgical centers. Notwithstanding the provisions of this Section, it is understood and agreed that if Licensor or Licensor’s orthopedic human derived tissue product line or business is acquired by an entity that is already engaged (either directly or through one or more of its affiliates) in the business of manufacturing, marketing, selling, distributing or providing human derived tissue products in the Wound Care Field at the time of the acquisition, the restrictions set forth in this paragraph will not apply to such acquirer or its other affiliates after the closing date of such acquisition, but all other rights and obligations of Licensor and Licensee shall continue under this Agreement except that Licensee shall have no obligation to make payment of any amounts due to Licensor under Sections 5 and 6 that become due after the closing date of such acquisition.
     C. (i) Each party shall promptly notify the other party in writing if it becomes aware of any infringement, or suspected or threatened infringement of the Licensed Marks in the Wound Care Field.
          (ii) In the event of any infringement, or suspected or threatened infringement of the Licensed Marks in the Wound Care Field, Licensee shall have the right and option (but not the obligation) to institute and control a legal action to prosecute, settle or compromise such infringement (an “Infringement Action”); provided, however, that Licensee shall not settle or compromise any Infringement Action for which it assumes responsibility pursuant to this Section that imposes any obligation on Licensor or that would legally impair the Licensed Marks, without the prior written consent of Licensor, which consent shall not be unreasonably withheld or delayed. In furtherance of the foregoing, Licensee may include Licensor as a party in any such Infringement Action, and Licensor shall (at Licensee’s expense) join such Infringement Action at the direction of Licensee and provide reasonable cooperation to Licensee in any such Infringement Action. Licensee shall bear all costs and expenses of any Infringement Action for which it assumes responsibility pursuant to Section.
          (iii) If Licensee fails or elects not to commence or continue prosecution or defense of an Infringement Action within thirty (30) days after a written request from Licensor, Licensor may do so at any time thereafter upon written notice thereof to Licensee; provided, however, that Licensor shall not settle or compromise any Infringement Action for which it assumes responsibility pursuant to this Section that imposes any obligation on Licensee or that impairs Licensee’s exclusive rights under this Agreement to use the Licensed Marks in the Wound Care Field, without the prior written consent of Licensee, which consent shall not be unreasonably withheld or delayed. Licensee shall cooperate fully in any such Infringement Action controlled by Licensor, including, if requested by Licensor, being named as a party in any such Infringement Action. Licensor shall bear all costs and expenses of any Infringement Action for which it assumes responsibility pursuant to Section.
          (iv) Any and all recoveries or reimbursements from any Infringement Action, if any, shall be divided between the parties as follows:
(a)	first, each party shall be reimbursed for any and all costs and expenses it incurred in connection with such action;

(b)	next, as to any compensatory or punitive or willful damages or any award of attorneys’ fees in excess of the amount paid to the parties as reimbursement of costs and expenses pursuant to the preceding subparagraph, (1) Licensor shall retain any such excess in any Infringement Action for which it assumes responsibility pursuant to this Section, and (2) Licensee shall retain any such excess in any

Infringement Action for which it assumes responsibility pursuant to this Section.
     D. Without limiting the restrictions applicable to the Licensor during the Exclusion Period as set forth in Section 1B above, Licensor hereby grants to Licensee a right of first refusal to obtain exclusive rights to market, sell and distribute in the Wound Care Field any new products developed by Licensor after the Effective Date based on the WMT Porcine Platform for commercialization in the Wound Care Field (each a “New Porcine Product”) as follows:
          (i) If at any time prior to the earlier of [***] or the termination of this Agreement, Licensor undertakes to commercialize any New Porcine Product in the Wound Care Field, Licensor shall give Licensee written notice of such commercialization (the “New Product Notice”) not less than [***] prior to the first commercial sale of such New Porcine Product in the Wound Care Field. If Licensee in interested in obtaining exclusive rights to market, sell and distribute such New Porcine Product in the Wound Care Field, Licensee shall give written notice thereof to the Licensor within [***] following its receipt of the New Product Notice (the “Notice of Interest”), and Licensor and Licensee shall thereafter use reasonable, good faith efforts to negotiate a Distribution Agreement granting Licensee exclusive distribution rights with respect to such New Porcine Product in the Wound Care Field on mutually agreeable terms and conditions. If Licensee fails to deliver a Notice of Interest within [***] following its receipt of the New Product Notice, Licensee will be deemed to have irrevocably waived its right of first refusal hereunder with respect to such New Porcine Product.
          (ii) If Licensee delivers a Notice of Interest with respect to a New Porcine Product within [***] following its receipt of the New Product Notice but the parties are unable, after good faith efforts, to negotiate a Distribution Agreement with respect to such New Porcine Product on mutually agreeable terms and conditions pursuant to Section 1D(i) above within [***] after Licensee’s receipt of the Notice of Interest, Licensor shall be free to commercialize such New Porcine Product in the Wound Care Field without granting distribution rights to Licensee; provided, however, that prior to granting distribution rights with respect to any such New Porcine Product in the Wound Care Field to any unaffiliated third party, Licensee shall have a right of first refusal with respect to such distribution rights as provided in Section 1D(iii) below.
          (iii) Unless Licensee’s right of first refusal hereunder has been waived pursuant to the last sentence of Section 1D(i) above, the Licensor shall, prior to entering into any agreement with an unaffiliated third party granting to such party distribution rights with respect to a New Porcine Product in the Wound Care Field, deliver a written notice to the Licensee setting forth in reasonable detail the terms and conditions of the proposed agreement with such third party and offering to enter into a distribution agreement with Licensee on substantially the same terms and conditions (the “ROFR Notice”). If the Licensee desires to accept such offer, it must deliver written notice of acceptance to Licensor within [***] following its receipt of the ROFR Notice. If Licensee delivers notice of acceptance of such offer within the prescribed [***] period, the Licensor and the Licensee shall enter into a distribution agreement on substantially the same terms and conditions set forth in the ROFR Notice. If Licensee declines such offer or fails to deliver written notice of acceptance within the prescribed [***] period, then Licensee’s right of first refusal hereunder shall be deemed to have been waived and Licensor shall have the right thereafter to proceed with and enter into a distribution agreement with any unaffiliated third party with respect to the subject New Porcine Product in the Wound Care Field on terms and conditions no less favorable to such third party than those described in the ROFR Notice. If at any time subsequent to Licensee’s rejection of or failure to accept such offer Licensor proposes to enter into a distribution agreement with an unaffiliated third party with respect to the subject New Porcine Product in the Wound Care Field on terms and conditions more favorable to such third party than those set forth in the ROFR

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Notice, Licensor shall be required to offer such more favorable terms and conditions to Licensee in accordance with the provisions of this paragraph.
     For the avoidance of doubt, should Licensee waive its right of first refusal as set forth above during the Exclusion Period, the restriction against Licensor commercializing, or permitting, licensing, or authorizing a third party to commercialize, any new products based on the WMT Porcine Platform that are specifically indicated for the Wound Care Field to the hospital market shall continue in full force and effect through the Exclusion Period.
2. Ownership of the Licensed Marks. Licensee acknowledges that Licensor is the owner of the Licensed Marks and of the goodwill associated therewith, and that Licensee has acquired and will acquire no right, title, interest or claim of ownership in or to the Licensed Marks, apart from the specific license granted herein. All use of the Licensed Marks by Licensee including any goodwill in connection with the Licensed Marks shall inure to the benefit of Licensor.
3. Quality Standards for Licensed Marks. Licensor shall have the right to exercise commercially reasonable quality control over Licensee’s use of the Licensed Marks to protect the goodwill associated with the Licensed Marks. Licensee shall use commercially reasonable efforts to ensure that all Licensed Goods bearing the Licensed Marks (i) shall be of a standard of quality that is no less than the standard of quality of Licensed Goods offered by Licensee in the Wound Care Field as of the date of execution of this Agreement, and (ii) comply with all legal requirements applicable thereto. Any and all usage of the Licensed Marks by Licensee shall comply with the trademark usage guidelines and requirements attached hereto as Exhibit B, which may not be modified or supplemented by the Licensor without the prior written approval of Licensee, unless required by law to preserve the Licensed Marks or Licensor’s rights therein (the “Usage Guidelines”). Upon the request of Licensee, Licensor shall use commercially reasonable efforts to register with the United States Patent and Trademark Office any representation of the Licensed Marks or derivative or compound thereof which is created by Licensee and consistent with the Usage Guidelines (the “Derivative Marks”), provided that Licensee pays or reimburses Licensor (at Licensor’s option) for all costs and expenses thereof, each of which shall be licensed under this Agreement pursuant to Section 1. Any and all use of the Licensed Marks, in any representation, form or format, shall inure to Licensor’s benefit, and shall be the sole property of the Licensor; provided, however, that Licensor shall not have any right to use, license, or exercise any rights under the Derivative Marks during the term of this Agreement in the Wound Care Field. Licensee shall use commercially reasonable efforts to maintain or enhance the quality, style and presentation associated with the Licensed Marks. Licensee shall comply with all notice and marking requirements of any law or regulation applicable to its use of the Licensed Marks.
4. Marketing/Training Support and Sales Data. Licensor shall, during the period from the Effective Date through December 31, 2011 (the “Transition Period”), use commercially reasonable efforts to transition sales activity associated with products branded with the Licensed Marks in the Wound Care Field to Licensee, as more particularly described in Exhibit D attached hereto and incorporated herein for all purposes. During the Transition Period, Licensor and Licensee shall collaborate on sales activity for products branded with the Licensed Marks in the Wound Care Field with a view toward transitioning Licensor’s customers of products branded with the Licensed Marks in the Wound Care Field to Licensee. Such collaboration shall not prevent: (i) either party from independently making sales during the period from the Effective Date through [***] (the “Wind Down Period”); or (ii) Licensee from independently making sales for the remainder of the Transition Period and thereafter. Licensor makes no representations or warranties that any of its customers will transition to Licensee. Licensor will have no obligation to Licensee if any or all of such customers elect not to do so. For avoidance of doubt, Licensor may continue to make sales of products branded with the Licensed Marks in the Wound Care Field during the Wind Down Period; provided, however, that Licensor may not sell any products branded with the

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Licensed Marks in the Wound Care Field to any new customers or accounts after the [***] following the Effective Date. Following the [***] after the Effective Date, Licensor agrees to promptly communicate any new customer and sales leads to Licensee for human soft tissue graft containment products in the Wound Care Field. Except as set forth in Section 1B, after [***], Licensor shall not, and shall not authorize its distributors to, promote, market, solicit or participate in any sales of soft tissue graft containment products, whether branded with the Licensed Marks or otherwise, in the Wound Care Field, and shall not call on podiatrists or wound care centers in connection with any sales of products branded with the Licensed Marks for use in the Wound Care Field. For the avoidance of doubt, Licensor shall cease selling the product SKUs identified in Exhibit C and Licensor shall not knowingly sell any [***] product SKUs in the Wound Care Field, except as set forth in Section 1B.
Licensor agrees to provide Licensee with copies of all materials and data in its possession associated with the use of products branded with the Licensed Marks in the Wound Care Field according to the transition plan set forth in Exhibit D, and shall cease all use of such materials in the Wound Care Field on or before [***]. Any updates to such materials created by Licensor during the Transition Period shall be promptly provided to Licensee upon creation. All rights to use, copy, distribute, and create derivative works of such materials and data in the Wound Care Field are hereby assigned by Licensor to Licensee.
5. License Payment/Milestone.
     A. In further consideration for the licensed rights granted herein and the Licensor’s agreement to perform its transition related obligations set forth in Section 4 hereof, the parties agree that Licensee shall pay $8,500,000.00 (U.S. Dollars) to Licensor by wire transfer of immediately available funds to an account designated by Licensor as follows:
(i) $5,500,000.00 (U.S. Dollars) shall be paid to the Licensor on the Effective Date; and
(ii) $3,000,000.00 (U.S. Dollars) on the one year anniversary of the Effective Date, provided Licensor does not breach its obligations under this Agreement in any material respect and fail to remedy such breach within thirty (30) days after written notice thereof from Licensee specifying in reasonable detail the nature of the alleged breach, or if such breach cannot reasonably be remedied within thirty (30) days, as soon as practical, so long as Licensor is diligently pursuing such remedy.
     B. Further, Licensee shall make an additional license payment to Licensor of $[***] (U.S. Dollars) if Licensee achieves annual sales of Licensed Goods that Licensee brands with the Licensed Marks representing Gross Revenue (as defined in Section 6) in the amount of $[***] (U.S. Dollars) during [***], which amount shall be paid to the Licensor on or before February 1, [***], by wire transfer of immediately available funds to an account designated by Licensor.
6. Royalty.
     A. In further consideration for the licensed rights granted herein, the parties agree that Licensee shall make the following royalty payments to Licensor for Licensee’s use of the Licensed Marks. In each case, the royalty for any period shall be calculated based on Gross Revenue (as defined below) from sales made by Licensee or its affiliates during such period of Licensed Goods that Licensee brands

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with one or more of the Licensed Marks:
(i)	[***]% of Gross Revenue during the calendar [***];

(ii)	[***]% of Gross Revenue in the calendar [***];

(iii)	[***]% of Gross Revenue in the calendar [***];

(iv)	[***]% of Gross Revenue in the calendar [***];

(v)	[***]% of Gross Revenue in the calendar [***] through the term of the Agreement.
     As used herein, Gross Revenue means the gross sales price of Licensed Goods invoiced by Licensee or its affiliates to the purchasers of such of Licensed Goods, less the following amounts to the extent appropriately documented and actually paid out by Licensee or credited against the amounts received by Licensee in connection therewith: (1) royalties required to be paid by Licensee to unaffiliated third parties in connection with intellectual property rights in the subject Licensed Goods licensed by Licensee pursuant to a written license agreement between Licensee and such unaffiliated third party; (2) industry standard discounts, rebates and deductions actually given to customers (including group purchasing organizations) based on volumes and/or revenues commercialized, or any other deductions or the like allowed to wholesalers or distributors or to other customers for quantity purchases, prompt payments or other industry standard special conditions; (3) credits, allowances or refunds actually allowed or taken, not exceeding the original invoice amount, for returned or deficient goods or services, in each case only to the extent reasonable and standard in the industry; (4) transportation expenses, including any and all carriage or insurance charges, packaging, freight, and costs of delivery, to the extent separately identified on the applicable invoice and actually paid by the purchaser; and (5) sales and use taxes and other fees or taxes imposed by any government or governmental agency, including, but not limited to any import, export or customs duties but excluding any taxes on the income of Licensee, in each case to the extent separately identified on the applicable invoice and actually paid by the purchaser. For purposes of calculating royalties due hereunder, sales will be deemed to have been made on the date of invoice..
     B. Royalties shall be due and payable on a quarterly basis within forty-five (45) days after the last day of each calendar quarter, based on the Gross Revenue for Licensed Goods invoiced by Licensee during the applicable period. With each royalty payment, the Licensee shall deliver to the Licensor a full, accurate and detailed written accounting showing the sales (by customer) on which the royalty payment for the subject period was based, and such other information as Licensee may reasonably require to calculate or verify the amount of royalties due to it hereunder.
     C. The Licensee shall maintain complete and accurate books and records with respect to all sales for which royalties are due hereunder in sufficient detail to enable the Licensor to compute and verify such royalties. The Licensor or its representative or agent shall have the right, at Licensor’s own expense but no more than once during any twelve-month period, to examine and copy, upon not less than three (3) business days prior written notice and during normal business hours, such books and records for the purpose of verifying Licensee’s compliance with the provisions of this Section. In the event that any such audit reveals that Licensee failed to pay any amount due hereunder, Licensee shall promptly pay Licensor the full amount of such shortfall. If such audit reveals an underpayment by Licensee of more than [***] for the period under audit, Licensee will also reimburse Licensor for the reasonable out-of-pocket costs of such audit.

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     D. Notwithstanding the foregoing, Licensee may terminate its obligation to pay royalties pursuant to this Section 6 if Licensor breaches in any material respect its obligations under Section 1B above and fails to remedy such material breach within thirty (30) days after written notice thereof from the Licensee describing in reasonable detail the nature of the alleged breach, which termination will be effective upon Licensee’s giving written notice thereof after said thirty (30) day cure period while such breach is continuing. For avoidance of doubt, Licensee’s termination of its obligation to pay royalties pursuant to this paragraph will not operate as a termination of Licensee’s license to use the Licensed Marks hereunder or any other provision of this Agreement.
7. Warranties.
A. Licensor represents and warrants that it is the sole and exclusive owner of the Licensed Marks and that, to its knowledge, any registration of the Licensed Marks is valid and subsisting. Licensor represents and warrants that Licensee’s use of the Licensed Marks as permitted under this Agreement will not infringe the rights of any third party. Licensor represents and warrants that it has the authority to enter into this Agreement, license the rights granted hereunder, and to otherwise perform its obligations hereunder, and Licensor’s entry into this Agreement or performance of obligations hereunder is not in violation of any agreement or other instrument to which it is a party or by which it may be bound. Licensor further warrants that no consent from any third party is necessary for Licensee to license the rights granted hereunder or use the materials provided by Licensor pursuant to Section 4.
B. Licensee represents and warrants that it has the authority to enter into this Agreement and to perform its obligations hereunder, and Licensee’s entry into this Agreement or performance of its obligations hereunder is not in violation of any agreement or other instrument to which it is a party or by which it may be bound.
C. Licensor represents and warrants that, as of the date of this Agreement: (i) the clinical study that supports reimbursement of Licensor’s soft tissue graft containment products sold by Licensor as of the Effective Date, in the Wound Care Field does not rely upon fraudulent data; and (ii) the submissions made to third parties by Licensor to obtain reimbursement for Licensor’s soft tissue graft containment products sold by Licensor as of the Effective Date, in the Wound Care Field do not contain any misstatements of a material nature, in either case in such a manner or to such an extent that would cause Medicare or private insurers to discontinue reimbursement for purchases of Licensed Goods. The sole and exclusive remedy for breach of this warranty shall be for Licensor to provide reasonable assistance to Licensee to remedy the breach, but in no event shall such reasonable assistance exceed [***] in the aggregate for all such breaches.
8. Assignment.
Licensee may not assign, transfer, or otherwise dispose of any of its rights or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of Licensor; provided, however, that Licensee (A) may freely assign this Agreement to a current or future “Affiliate” (as hereinafter defined), provided that Licensee will remain jointly and severally liable for any breach of this Agreement by such Affiliate following any such assignment; and (B) may assign this Agreement to and have this Agreement assumed by an unaffiliated acquirer or successor of Licensee in connection with a merger, acquisition, reorganization or restructuring of the Licensee, or sale by the Licensee of substantially all assets related to this Agreement. As used herein, the term “Affiliate” means, with respect

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to any specified person or entity at any time, any person or entity who is directly or indirectly controlling, controlled by or under common control with such specified person or entity at such time.
9. Confidential Information.
     A. Definition. Licensor and Licensee may from time to time provide to the other party (each, a “Recipient”) certain advice, technical information, know-how and other proprietary data and information that they respectively own to aid each other in the performance of their respective obligations under this Agreement. Inasmuch as various of these materials and advice may contain confidential information and/or trade secrets (all of which will be referred to herein as the “Confidential Information”), it is hereby agreed that any Confidential Information which is disclosed by one party to the other is valuable, proprietary property belonging to the party making such disclosure, and the Recipient agrees that it will neither use nor disclose any Confidential Information to any third party (except if necessary in the performance of its duties hereunder), except with the prior written consent of the other party, provided, however, that any written Confidential Information shall be marked “Confidential”. Information and materials assigned and provided by Licensor to Licensee under Section 4 shall be deemed to be Confidential Information of Licensee.
     B. Limitation. The Recipient agrees to make copies of that Confidential Information received by the Recipient as is authorized by the other party and which is necessary to the performance of Recipient’s obligations under this Agreement. Recipient also agrees to limit disclosure of the Confidential Information to only those employees of Recipient with a need to know such Confidential Information in connection with the performance of Recipient’s obligations under this Agreement.
     C. Exclusions. Notwithstanding any other provision in this Section, the term “Confidential Information” does not include information which (i) came into the Recipient’s possession prior to execution of this Agreement, provided that such information is not known by the Recipient to be subject to another confidentiality agreement with or other obligation of secrecy to the other party, or (ii) becomes generally available to the public other than as a result of a disclosure by the Recipient or any of the Recipient’s directors, officers, employees, agents or advisors, or (iii) becomes available to the Recipient on a non-confidential basis from a source other than the other party or the other party’s advisors, provided that such source is not bound by a confidentiality agreement with or other obligation of secrecy to the other party; or (iv) was independently developed by the Recipient without reference to or use of any Confidential Information of the other party.
10. Termination.
     A. The Licensor shall have the right, effective upon the giving of written notice of termination to the Licensee, to terminate this agreement and the rights and license granted to Licensee hereunder in any of the following events:
(i)	if the Licensee breaches this Agreement in any material respect, and fails to remedy such breach within thirty (30) days after written notice thereof from the Licensor specifying in reasonable detail the nature of the alleged breach, or, in the event that such breach cannot reasonably be remedied within thirty (30) days, as soon as practical, so long as Licensee is diligently pursuing such remedy, and solely provided that Licensor first goes through the resolution procedure set forth in Section 10.D; or

(ii)	(a) solely provided LifeCell Corporation and Licensee remain Affiliates, if LifeCell Corporation (or any successor to LifeCell Corporation’s rights and obligations under the Supply Agreement that is an Affiliate of Licensee):

(1)	materially and intentionally breaches Section 3.1(i) (Exclusivity) of the Supply Agreement, and fails to remedy such material breach within thirty (30) days after written notice thereof from the Licensor specifying in reasonable detail the nature of the alleged material breach, or, in the event that such breach cannot reasonably be remedied within thirty (30) days, as soon as practical, so long as Licensee is diligently pursuing such remedy, as each of the foregoing is determined by final judgment of an arbitrator pursuant to Section 17 of the Supply Agreement which is no longer subject to appeal, and provided that Licensor first goes through the resolution procedure set forth in Section 10.D; or

(2)	intentionally and materially breaches its obligation to supply Product (as defined in the Supply Agreement) to Licensor in accordance with the Supply Agreement on a repeated or continuing basis, and fails to remedy such breach within thirty (30) days after written notice thereof, or, in the event that such breach cannot reasonably be remedied within thirty (30) days, as soon as practical, so long as Licensee is diligently pursuing such remedy, as each of the foregoing is determined by final judgment of an arbitrator pursuant to Section 17 of the Supply Agreement which is no longer subject to appeal and provided that Licensor first goes through the resolution procedure set forth in Section 10.D (provided, however, that Licensor shall not be entitled to terminate this Agreement pursuant to this Section 10A(i)(2) if the reason for LifeCell Corporation’s failure to supply Product is due to a significant interruption in its production activities which is the result of causes that are beyond LifeCell’s reasonable control (e.g. unavailability of raw materials or regulatory intervention) and Licensor’s supply of Products is not impacted any worse than any other customer of LifeCell purchasing comparable products).
     B. The Licensee shall have the right, effective upon the giving of written notice of termination to the Licensor, to terminate this agreement in any of the following events:
(i)	if the Licensor breaches this Agreement in any material respect, and fails to remedy such breach within thirty (30) days after written notice thereof from the Licensee specifying in reasonable detail the nature of the alleged breach, or, in the event that such breach cannot reasonably be remedied within thirty (30) days, as soon as practical, so long as Licensee is diligently pursuing such remedy, and solely provided that Licensee first goes through the resolution procedure set forth in Section 10.D.
     C. Upon termination of this Agreement, all rights and licenses granted to the Licensee pursuant to this Agreement and all other rights and obligations of the parties shall terminate, except that: (i) the parties shall not be relieved of any obligations accruing before the effective date of termination, and (ii) the rights and obligations of the parties under Sections 2, 5, 6C, 9, 10C, 11, 12 and 13 will survive the termination or expiration of this Agreement in accordance with their respective terms.
     D. If either party believes the other party has breached this Agreement or if a dispute otherwise arises under this Agreement, a party may deliver a written notice of a dispute to the other party. If such dispute has not been resolved within thirty (30) days of receipt of such written notice, an executive of each party shall meet in person at the facilities of the party receiving such written notice in an attempt to resolve such dispute. If such dispute is not resolved within a further thirty (30) days, the chief executive officer of each party shall meet in person at the facilities of the party delivering such notice in a further attempt to resolve such dispute. If such dispute remains unresolved for a further thirty (30) days, the non-breaching party may terminate this Agreement pursuant to this Section 10.

11. Indemnification.
     A. By Licensor. Licensor shall indemnify, defend and hold harmless Licensee and its subsidiaries and affiliates and each of their respective directors, officers, employees and agents for, from and against all claims, demands, actions, suits, proceedings, losses, damages, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees) arising out any breach of a warranty hereunder or any product bearing a Licensed Mark that is sold or distributed by Licensor or its affiliates, including but not limited to any failure of such product to comply with applicable laws or regulations, or from bodily injury, personal injury or product liability claims resulting from the use of such product, excluding only any claims caused by the Licensee.
     B. By Licensee. Licensee shall indemnify, defend and hold harmless Licensor and its subsidiaries and affiliates and each of their respective directors, officers, employees and agents for, from and against all claims, demands, actions, suits, proceedings, losses, damages, liabilities, costs and expenses (including but not limited to reasonable attorneys’ fees) arising out any product bearing a Licensed Mark that is sold or distributed by Licensee or its affiliates, including but not limited to any failure of such product to comply with applicable laws or regulations, or from bodily injury, personal injury or product liability claims resulting from the use of such product, excluding only (i) any third party claims that any use by Licensee of the Licensed Marks in accordance with the provisions of this Agreement violates or infringes such third party’s rights; or (ii) any claims caused by the Licensor.
     C. Indemnification Procedures. The indemnified party shall provide the indemnifying party with prompt written notice upon becoming aware of any claim subject to indemnification hereunder, and shall provide reasonable cooperation to the indemnifying party in the defense of such claim; provided that no failure or delay in providing the notice referred to above shall relieve the indemnifying party of its indemnification obligations hereunder unless (and then only to the extent that) the indemnified party is prejudiced thereby. So long as the indemnifying party is diligently defending such claim, the indemnifying party shall have the right, through counsel of its choice, to control the investigation and defense of such claim, and shall have sole authority to defend and/or settle or compromise such claim at its expense and discretion; provided, however, that any settlement of such a claim by the indemnifying party which does not include an unconditional release of the indemnified party must be approved by the indemnified party (which approval shall not to be unreasonably withheld or delayed). The indemnified party may participate in the defense and/or settlement of any such claim at its own expense using counsel of its own choosing; provided, however, that so long as the indemnifying is diligently defending such claim the indemnified party shall not make or enter into any compromise or settlement of said claim without prior written consent of the indemnifying party, which consent shall not be unreasonably withheld or delayed.
12. Arbitration.
     A. Agreement. Any dispute, controversy, claim or other matter in question between the parties hereto arising out of or relating to this Agreement or any other document or instrument executed by the parties hereto in connection with this Agreement contemplated in any of the foregoing, including all issues of fact and law (for the purposes of this Section, the “Claim”), shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association (the “Commercial Arbitration Rules”), except as otherwise expressly set forth herein. Without limiting the generality of the foregoing, “Claims” shall also include any dispute, controversy, claim or other matter in question arising out of or related to this Agreement or any document or instrument executed by the parties hereto in connection herewith, it being the purpose and intent hereof to evidence the agreement of all the parties hereto to submit all Claims to arbitration. Notice of demand for arbitration shall be filed in writing with all parties to this Agreement as to whom the Claim is alleged and with the American Arbitration Association (the “AAA”). The arbitration proceeding shall be conducted by one disinterested neutral arbitrator who shall be appointed from a panel in accordance with the Commercial Arbitration Rules of the AAA; provided, however, that if a neutral arbitrator cannot be selected and appointed by the parties to the dispute from the first list of names submitted by the AAA, then the AAA shall submit to each party to the dispute a second list of names of persons chosen from the panel, and if a neutral disinterested arbitrator cannot be appointed for any reason from said second list, then the AAA shall then be deemed authorized and directed to and shall select and appoint, on behalf of all parties to the dispute, one disinterested neutral arbitrator (but in no event shall the AAA appoint an arbitrator whose name has previously been rejected by the parties to the dispute). All persons submitted as prospective arbitrators by the AAA shall be persons having substantial knowledge of substantive commercial laws and the general issues in question for arbitration.
     B. Proceedings. The arbitrator shall conduct the arbitration proceeding in the State of New Jersey if the Licensor initiates the dispute and in Memphis, Tennessee if Licensee initiates the dispute, as provided hereinabove and in the Commercial Arbitration Rules. The arbitrator rendering the judgment or award shall deliver a brief written opinion explaining such judgment or award and the legal and factual reasons therefor. This agreement to arbitrate shall be specifically enforceable under applicable law in any court having jurisdiction thereof. The award rendered by the arbitrator shall be final, such judgment shall be entered upon it in accordance with applicable law in a court hearing jurisdiction thereof and any such award or judgment shall be subject to appeal in accordance with the same procedures and an the same legal basis as a final judgment of the trial court in which such judgment is entered. The parties hereto agree to expedite and cooperate in obtaining the entry of judgment with respect to such award. A demand for arbitration shall be made within a reasonable time after the Claim or other matter in question has arisen. In no event shall the demand for arbitration be made after the date when institution of legal or equitable proceedings based on such Claim or the matter would be barred by applicable statutes of limitation.
13. General.
A. Amendment, Modification and Waiver. The failure of either party to enforce its rights or to require performance by the other party of any term or condition of this Agreement shall not be construed as a waiver of such rights or of its right to require future performance of that term or condition. Any amendment of modification of this Agreement or any waiver of any breach of any term or condition of this Agreement must be in a writing signed by both parties in order to be effective. Unless expressly provided therein, a waiver of any breach of any term or condition of this Agreement shall not be construed as a waiver of any continuing or subsequent breach of such term or condition, or a waiver of any other right under this Agreement.
B. Governing Law. This Agreement and all matters arising directly and indirectly from this Agreement (collectively “Agreement Matters”) shall be governed and interpreted under the laws of the State of Delaware and the United States without regard to the conflicts of laws provisions thereof. Subject to the provisions of Section 12 hereof, the parties hereby irrevocably submit to the exclusive personal jurisdiction of the State and Federal courts located in Delaware for the purpose of any suit, action, proceeding or judgment which, directly or indirectly, arises out of any Agreement Matters; provided that a party to this Agreement shall be entitled to enforce an order or judgment of a Delaware court (or a federal appellate court of competent jurisdiction issuing the same on appeal from a Delaware court) in any other court having jurisdiction over the other party hereto. Each of the parties hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection that it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

C. Headings. Headings and captions are for convenience of reference only and shall not be deemed to interpret, supersede or modify any provisions of this Agreement.
D. Severability. In the event that any provision of this Agreement shall be determined by a court of competent jurisdiction to be illegal or unenforceable, that provision will be limited or eliminated to minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.
E. Entire Agreement. Upon execution by both parties, this Agreement and the attached Exhibits shall constitute the entire agreement between the parties with respect to the subject matter hereof and supersede all discussions, negotiations, agreements and past dealings, either oral or written, between or among the parties relating to the subject matter hereof.
F. Nonexclusive Remedies. The rights and remedies of a party set forth herein are not exclusive, the exercise thereof shall not constitute an election of remedies and the aggrieved party shall in all events be entitled to seek whatever additional remedies may be available in law or in equity.
G. Counterparts; Evidence of Signatures. For the convenience of the parties, any number of counterparts of this License Agreement may be executed, and each such counterpart shall be deemed to be an original instrument. Signatures transmitted by facsimile or electronic mail (including, without limitation, electronic mailing of a so-called portable document format or “pdf” of a scanned counterpart) shall be treated as and deemed to be original signatures for all purposes, and will have the same binding effect as if they were original, signed instruments delivered in person
H. Notices. Any notice, transmittal of documents, correspondence or other communication between the parties to this Agreement required or permitted hereunder shall be in writing, addressed to the party to whom sent and transmitted by certified mail, courier or by facsimile with signed written original to follow by certified mail or courier. All such notices in compliance with this provision shall be deemed received by the other party on the next business day after transmission. For purposes of this Agreement, the addresses of the parties are as follows until changed by written notice from the party desiring to change its address to the other party.

If to Licensee:	If to Licensor:

KCI Medical Resources	Wright Medical Technology, Inc.Zephyr House,
Mary Street	5677 Airline Road P.O. Box 709 GT
Arlington, TN 38002 Grand Cayman, Cayman
Islands	Attn: President Attn: Legal Department
Telephone: 901-867-4361 Facsimile: 901-867-4332

With a copy to:

KCI USA, Inc.	Wright Medical Technology, Inc.Vantage Way 5677 Airline Road
San Antonio, TX	Arlington: TN 38002
Attn: President	Attn: General Counsel
Telephone:	Telephone: 901-867-4743
Facsimile:	Facsimile: 901-867-4398

     IN WITNESS WHEREOF, the parties hereto have each caused this Trademark License Agreement to be executed by their authorized representatives as of the Effective Date.

Wright Medical Technology, Inc.		KCI Medical Resources

By:	/s/ Gary D. Henley	By:	/s/ Adriano Cito

Printed Name: Gary D. Henley		Printed Name: Adriano Cito

Title	CEO	Title	Vice President, Finance

EXHIBIT A

Trademark	Application/Registration No.
GRAFTJACKET	2,765,465
GRAFTJACKET XENO	77192169
GRAFTJACKET XPRESS

EXHIBIT B
Trademark Usage Guidelines
     1. For purposes of these Usage Guidelines, Licensed Marks are defined in accordance with the License Agreement and shown on Exhibit A.
     2. Wherever possible, the Licensed Marks shall be used as adjectives. The Licensed Marks must not be used as nouns, verbs, or any other form.
     3. The following are examples of correct and incorrect trademark use:
Never use a Licensed Mark as a noun:
Wrong: The GRAFTJACKET™ is used for human implantation
Correct: GRAFTJACKET™ biological tissue for human implantation
Never use a Licensed Mark in the possessive form:
Wrong: GRAFTJACKET’s™ biological tissue replacement function
Correct: GRAFTJACKET™ biological tissue’s replacement function
For avoidance of doubt, Licensee may compound a trademark with another term or use it to coin another word or phrase.
Licensee is permitted to use the Licensed Marks in varying forms, formats, colors, stylizations, and with designs or logos, provided that any such variant of the Licensed Marks does not constitute a mutilation of any Licensed Mark.
4. Use the Generic Description in Association with the Trademark
The generic product name should ALWAYS be used with the trademark, which is the name applied to the class of products or services identified by the trademark. For example, the owners of the KLEENEX trademark always refer to it as KLEENEX brand facial tissues or KLEENEX facial tissues, with facial tissues being the generic product name.
In printed matter of all types, particularly in advertising copy, the generic name should accompany the first or most prominent use of each mark on each page, and should usually appear in all lower case letters. The generic name need not be used every time the trademark appears, but it should be used often enough to make it obvious that the trademark is not the generic name.
The following are rules of thumb to follow for using the generic product name when placing a trademark on a product or using the trademark in any type of print or electronic materials:
a) On the product or in connection with the services. When a trademark is applied directly to a product, or to print or electronic materials advertising a service, the generic name should always be placed after the trademark. In certain situations, such as if the appearance of the product conveys its own generic description, the generic name need not be placed on the product.

For example, use of the trademark “Cadillac” on a car does not require the generic product name “car” after the trademark, as it is clear the mark is being used on a car.
b) In print and electronic materials. Here, it is very important to use the generic product or service name with a trademark, since using only the trademark will not clearly convey the generic product or service name. The generic product or service name should accompany the first or most prominent use of each mark on each print or electronic page, and should usually appear in all lower case letters. The generic name need not be used every time the trademark appears, but it should be used often enough to make it obvious that the trademark is not the generic name.
5. Proper Notice of Trademarks in the U.S.
Whether a trademark has been registered or not, proper marking is essential to protect valuable rights in the marks. Without such notice, some of these valuable rights may not be enforceable.
     Federally Registered Trademarks®
     One of the following forms of notice should be used if a trademark is federally registered:
•	The statutory symbol ® placed on the “shoulder” or the “heel” of the trademark, as in:

GRAFTJACKET®	GRAFTJACKET®
     Alternatively, an asterisk or footnote placed on the shoulder of the trademark with a footnote reading “Registered in the U.S. Patent and Trademark Office” or “Reg. U.S. Pat. & Tm. Off.”
NOTE: NEVER USE THE SYMBOL ® WITH AN UNREGISTERED TRADEMARK OR WITH A TRADEMARK WHERE FEDERAL REGISTRATION HAS BEEN REQUESTED BUT NOT YET GRANTED.
•	A notation that the trademark is owned by Wright Medical Technology, Inc., as in “GRAFTJACKET is a Wright Medical Technology, Inc. Trademark” or “The GRAFTJACKET trademark is a registered trademark of Wright Medical Technology, Inc.”
     Place the notation on the page where the trademark appears or at the front or back of a brochure.
Common Law Mark or Mark Pending at the Trademark Office
                         TM      or       SM
     If a trademark is being used and has not been federally registered, one of the following forms of notice should be used:

•	The initials “TM” or “SM” on the shoulder or heel of each mark. The “TM” symbol is used to identify tangible goods, where as the “SM” symbol is used to identify intangible services.
•	A notation that Wright Medical Technology, Inc. claims trademark rights, as in “The GRAFTJACKET ZENO trademark is a trademark of Wright Medical Technology, Inc.” or “The GRAFTJACKET XPRESS trademark is a trademark of Wright Medical Technology, Inc.,” etc. Place this notation in the same location as for registered trademarks.

EXHIBIT C
Product SKUs

LifeCell SKU	Description	WMT SKU
663002	GRAFTJACKET XPRESS, 2CC	86GL2000
702032	GRAFTJACKET, Ulcer Repair, 4x8 cm, ..38-1.02 (mm)	86TM4X08
712016	GRAFTJACKET, Ulcer Repair, 4x4 cm, ..38-.76 (mm)	86TM4X4S

EXHIBIT D
Transition Plan
Licensor shall use commercially reasonable efforts to complete the following tasks by the dates set forth below:
By January 31, 2011
Transfer to KCI priority marketing, training, reimbursement, and other transition materials of the following types:
A. Marketing materials;
B. Available primary and secondary market research conducted or analyzed;
C. Promotional and scientific marketing materials including, but not limited to, the transfer of complete files from any promotion agency for Licensor’s assets, copy of the pivotal DFU study article from the Intl Wound Journal, spreadsheet with raw data from the pivotal DFU study and report with graphs and analyses that were performed in preparation of the Intl Wound Journal manuscript, all web assets and materials, and all KOL contacts;
D. Electronic and print training materials including, but not limited to, training presentation, documents hosted by a third party, application videos and similar materials;
E. Summary institutional and product performance tracking data including, but not limited to, sales force targeting information and ICD-9 information; (i.e. performance reports of overall wound line, coverage vs. non-coverage areas, etc.)
F. Information relating to the method or manner in which the Licensed Goods are distributed by Licensor; and
G. A comprehensive overview of Licensor’s reimbursement programs for their products branded with the Licensed Marks in the Wound Care Field, including information regarding the coverage of such products under Medicare. All non-privileged materials associated with reimbursement programs to be transferred.
H. Initiate transfer of branding assets and website assets to KCI, including proper introduction and directive to relevant vendors to transition assets.
I. WMT to cease all medical education and promotional efforts at medical meetings and cease promotion in medical journals related to wound applications of GraftJacket products.
By March 15, 2011
Introduce KCI to current KOLs for GraftJacket wound applications.
Complete transfer of all items, in addition to priority materials, related to topics included in A — I above.
Provide to KCI a complete customer list, excluding the Top 150 WMT Accounts, of past and current customers of products branded with the Licensed Marks in the Wound Care Field, together with contact names where available, facility locations, purchase history, average selling price (current and in the past) at which Licensor or its distributors sell Products to various facilities, and other customer data associated with such customers that are maintained by Licensor in the normal course of business.
Develop & send formal announcement letter from WMT to all accounts, excluding the Top 150 WMT Accounts, providing introduction of KCI as new sales channel for all wound sales of GraftJacket product and introducing KCI sales reps to relevant personnel (e.g., Surgeons, purchasing department, etc) at Wright wound care accounts. KCI to review proposed letters to accounts and receive copies of the letters sent to WMT accounts to assist KCI representatives in communicating change to WMT accounts.
Formal announcement letter detailing KCI — WMT partnership to be sent to all accounts, excluding Top 150 WMT Accounts, by or on March 15, 2011.

By April 30, 2011
Provide to KCI a complete customer list of the Top 150 WMT Accounts, of past and current customers of products branded with the Licensed Marks in the Wound Care Field, together with contact names where available, facility locations, purchase history, average selling price (current and in the past) at which Licensor or its distributors sell Products to various facilities, and other customer data associated with such customers that are maintained by Licensor in the normal course of business.
Develop & send formal announcement letter from WMT to the Top 150 WMT Accounts, providing introduction of KCI as new sales channel for all wound sales of GraftJacket product and introducing KCI sales reps to relevant personnel (e.g., Surgeons, purchasing department, etc) at Wright wound care accounts, by or on April 30, 2011. KCI to review proposed letters to accounts and receive copies of the letters sent to WMT accounts to assist KCI representatives in communicating change to WMT accounts.
By June 30, 2011
Remove all information relating to GraftJacket for wound applications from its website.
Through remainder of Transition Period (December 31, 2011)
Provide ongoing sales training support, reimbursement and product MAC coverage support during the Transition Period. KCI shall provide reasonable notice when support is needed.
For the duration of the Agreement, WMT and KCI to jointly coordinate on reporting ASP details for GraftJacket.
Exceptions
Notwithstanding the foregoing, Licensor shall not be required to deliver to KCI or provide KCI access to any correspondence with its legal counsel or any other documents or materials provided to or by its legal counsel which Licensor reasonably believes is subject to or qualifies for the attorney client privilege.